SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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OCEAN SHORE HOLDING CO.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Ocean Shore Holding Co.

1001 Asbury Avenue

Ocean City, New Jersey 08226

(609) 399-0012

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	8:30 a.m. on Wednesday, May 21, 2014.

PLACE	The Flander’s Hotel

719 East 11th Street

Ocean City, NJ 08226-3327

ITEMS OF BUSINESS	(1)	To elect three directors to serve for a term of three years.

(2)	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014.

(3)	A nonbinding advisory vote to approve the compensation of the named executive officers.

(4)	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

RECORD DATE	In order to vote, you must have been a stockholder at the close of business on March 26, 2014.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the proxy statement.

Kim M. Davidson

Corporate Secretary

April 16, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDERS MEETING TO BE HELD ON MAY 21, 2014

The Proxy Statement and Annual Report to Stockholders are available at www.oshcproxy.com.

PROXY STATEMENT

GENERAL INFORMATION

We are providing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors of Ocean Shore Holding Co. for the 2014 annual meeting of stockholders and for any adjournment or postponement of the meeting. In this proxy statement, we may also refer to Ocean Shore Holding Co. as “Ocean Shore Holding,” the “Company,” “we,” “our” or “us.”

Ocean Shore Holding is the holding company for Ocean City Home Bank. In this proxy statement, we may also refer to Ocean City Home Bank as “Ocean City Home” or the “Bank.”

We are holding the 2014 annual meeting at The Flander’s Hotel located at 719 East 11th Street, Ocean City, New Jersey on Wednesday, May 21, 2014 at 8:30 a.m., local time.

We intend to mail this proxy statement and the enclosed proxy card to stockholders of record beginning on or about April 16, 2014.

INFORMATION ABOUT VOTING

Who Can Vote at the Meeting

You are entitled to vote the shares of Ocean Shore Holding common stock that you owned as of the close of business on March 26, 2014. As of the close of business on March 26, 2014, a total of 6,757,072 shares of Ocean Shore Holding common stock were outstanding and entitled to vote. Each share of common stock has one vote.

The Company’s certificate of incorporation provides that record holders of the Company’s common stock who beneficially own, either directly or indirectly, in excess of 10% of the Company’s outstanding shares are not entitled to any vote in respect of the shares held in excess of the 10% limit unless a majority of unaffiliated directors (as defined in the certificate of incorporation) grant such entitlement or permission by resolution in advance of the acquisition of the excess shares.

Ownership of Shares; Attending the Meeting

You may own shares of Ocean Shore Holding in one of the following ways:

•	Directly in your name as the stockholder of record;

•	Indirectly through a broker, bank or other holder of record in “street name”; or

•

Indirectly in the Ocean Shore Holding Co. Stock Fund of our 401(k) Plan, the Ocean City Home Bank Employee Stock Ownership Plan (the “ESOP”), or the trust that holds restricted stock awards issued to directors and employees under our 2005 Equity Incentive Plan and 2010 Equity Incentive Plan.

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us or to vote in person at the meeting.

If you hold your shares in street name, your broker, bank or other holder of record is sending these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote by filling out a voting instruction form that accompanies your proxy materials. Your broker, bank or other holder of record may allow you to provide voting instructions by telephone or by the Internet. Please see the voting instruction form that accompanies this proxy statement. If you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Ocean Shore Holding common stock held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank or other nominee who is the record holder of your shares.

Quorum and Vote Required

Quorum. We will have a quorum and will be able to conduct the business of the annual meeting if the holders of a majority of the outstanding shares of common stock entitled to vote are present at the meeting, either in person or by proxy.

Votes Required for Proposals. At this year’s annual meeting, stockholders will elect two directors to serve for a term of three years. In voting on the election of directors, you may vote in favor of the nominees, withhold votes as to all nominees, or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes will be elected.

In voting on the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm or the advisory resolution to approve the compensation of the Company’s named executive officers, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To be approved, each matter requires the affirmative vote of a majority of the shares represented at the annual meeting and entitled to vote. The results of the vote on the compensation of the named executive officers are not binding on the Board of Directors.

How We Count Votes. If you return valid proxy instructions or attend the meeting in person, we will count your shares for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes, if any, also will be counted for purposes of determining the existence of a quorum.

In the election of directors, votes that are withheld and broker non-votes will have no effect on the outcome of the election. In counting votes on the proposal to ratify the selection of the independent registered public accountants and on the advisory vote regarding the compensation of our named executive officers, abstentions will have the same effect as a vote against the proposal while broker non-votes will have no effect on the outcome of the vote.

Effect of Not Casting Your Vote. If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors (Proposal 1 of this Proxy Statement) or on the advisory vote regarding the compensation of our named executive officers (Proposal 3 of this Proxy Statement). Current regulations restrict the ability of your bank or broker to vote your uninstructed shares in the election of directors and other matters on a discretionary basis. Thus, if you hold your shares in street name and you do not indicate how you want your shares voted in the election of directors or for the advisory votes regarding the compensation of our named executive officers, no votes will be cast on your behalf. These are referred to as broker non-votes. Your bank or broker does, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 2 of this Proxy Statement). If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.

Voting by Proxy

The Board of Directors of Ocean Shore Holding is sending you this proxy statement for the purpose of requesting that you allow your shares of Ocean Shore Holding common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of Ocean Shore Holding common stock represented at the annual meeting by properly executed and dated proxy cards will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors.

The Board of Directors recommends that you vote:

•	“FOR” each of the nominees for director;

•	“FOR” ratification of Deloitte & Touche LLP as the independent registered public accounting firm; and

•	“FOR” the approval of the compensation of the Company’s named executive officers as disclosed in this proxy statement.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named in the proxy card will use their own best judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the annual meeting in order to solicit additional proxies. If the annual meeting is postponed or adjourned, your Ocean Shore Holding common stock may be voted by the persons named in the proxy card on the new annual meeting date as well, unless you have revoked your proxy. We do not know of any other matters to be presented at the annual meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Corporate Secretary of the Company in writing before your common stock has been voted at the annual meeting, deliver a later dated proxy or attend the meeting and vote your shares in person. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

Participants in the Bank’s ESOP or 401(k) Plan

If you participate in the Ocean City Home Bank Employee Stock Ownership Plan (the “ESOP”) or if you hold shares through the Ocean City Home Bank Savings and Investment Plan (“401(k) Plan”), you will receive a voting instruction card for each plan that reflects all shares you may direct the trustees to vote on your behalf under the plans. Under the terms of the ESOP, the ESOP trustee votes all allocated shares of Company common stock held by the ESOP, as directed by the plan participants. The ESOP trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of Company common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 401(k) Plan, a participant is entitled to direct the trustee how to vote the shares of Company common stock held in the Ocean Shore Holding Co. Stock Fund and credited to his or her 401(k) Plan account. The trustee will vote all shares for which no directions are given or for which instructions were not timely received in the same proportion as shares for which the trustee received voting instructions. The deadline for returning your voting instructions to each plan’s trustee is May 14, 2014.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Independence

The Company’s Board of Directors currently consists of seven members, all of whom are independent under the listing standards of the NASDAQ Stock Market, with the exception of Steven E. Brady. Mr. Brady is considered an inside director because of his employment as President and Chief Executive Officer of Ocean Shore Holding and Ocean City Home. In determining the independence of its directors, the Board considered transactions, relationships and arrangements between the Company and its directors that are not required to be disclosed in this proxy statement under the heading “Transactions with Related Persons,” including loans or lines of credit that Ocean City Home has directly or indirectly made to Directors Dalzell, Van Duyne and Young, and legal services provided to the Bank by a law firm in which Director McCrosson is a partner. The Board determined that none of the relationships it considered impaired the independence of its directors.

Board Leadership Structure and Risk Oversight

The position of Chairman of the Board is held by Director Robert A. Previti, Ed.D., while the position of Chief Executive Officer is held by Steven E. Brady. By maintaining the separate positions of Chairman and Chief Executive Officer, the Company believes it enhances the ability of the Board of Directors to provide strong, independent oversight of the Company’s management and affairs.

A fundamental part of the Company’s risk management process is not only understanding the risks the Company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The full Board of Directors’ involvement in helping to set the Company’s business strategy is an important aspect of its assessment of management’s tolerance for risk and its determination of the appropriate level of risk for the Company. The Board of Directors helps oversee credit risk facing the Company by reviewing monthly reports from management of the amount of loans delinquent more than 30 days, all loans in foreclosure and all foreclosed and repossessed property that the Company owns. While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit/Compliance Committee focuses on financial risk by providing oversight of the quality and integrity of the Company’s financial reporting and internal controls, as well as the Company’s compliance with legal and regulatory requirements. The Company’s Compensation Committee reviews the Company’s compensation policies and practices to help ensure there is a direct relationship between pay levels and corporate performance and return to stockholders. The Compensation Committee holds regular meetings to monitor executive compensation practices and ensure that they create incentives for superior performance, enhance stockholder value and are justified by returns available to stockholders.

Corporate Governance Policies

The Board of Directors has adopted a corporate governance policy to govern certain activities, including: the duties and responsibilities of directors; the composition, responsibilities and operation of the Board of Directors; the establishment and operation of Board committees; succession planning; convening executive sessions of independent directors; the Board of Directors’ interaction with management and third parties; and the evaluation of the performance of the Board of Directors and of the Chief Executive Officer.

Committees of the Board of Directors

The following table identifies our standing committees and their members as of December 31, 2013. All members of each committee are independent in accordance with the listing requirements of the NASDAQ Stock Market. The Board’s Audit/Compliance, Compensation, and Nominating/Corporate Governance Committees each operate under a written charter that is approved by the Board of Directors. Each committee reviews and reassesses the adequacy of its charter at least annually. The charters of all three committees are available in the Governance Documents portion of the Investor Relations section of our Web site (www.ochome.com).

Director	Audit/ Compliance Committee		Compensation Committee		Nominating/ Corporate Governance Committee

Steven E. Brady
Frederick G. Dalzell, MD	X	*	X		X
John L. Van Duyne, Jr.	X		X	*	X
Christopher J. Ford	X		X		X
Dorothy F. McCrosson					X	*
Robert A. Previti, Ed.D	X		X		X
Samuel R. Young	X		X		X

Number of Meetings in 2013	5		2		2

* Denotes Chairperson

Audit/Compliance Committee

The Audit/Compliance Committee meets periodically with the independent registered public accounting firm and management to review accounting, auditing, internal control structure and financial reporting matters. The Board of Directors has determined that the Audit/Compliance Committee does not have a member who is an “audit committee financial expert” as such term is defined by the rules and regulations of the Securities and Exchange Commission. While the Board recognizes that no individual Board member meets the qualifications required of an “audit committee financial expert,” the Board believes that appointment of a new director to the Board of Directors and to the Audit/Compliance Committee at this time is not necessary as the level of financial knowledge and experience of the current members of the Audit/Compliance Committee, including the ability to read and understand fundamental financial statements, is cumulatively sufficient to discharge adequately the Audit/Compliance Committee’s responsibilities.

Compensation Committee

The Compensation Committee oversees the Company’s and the Bank’s employee compensation and benefit programs. The Compensation Committee reviews all components of the Company’s Chief Executive Officer and other highly compensated executive officers’ compensation, including base salary, annual incentive, long-term incentives/equity, benefits and other perquisites. In addition to reviewing competitive market values, the Compensation Committee also examines the total compensation mix, the pay-for-performance relationship, and how all elements, in the aggregate, comprise the executive’s total compensation package. The Committee has the authority to retain, compensate and terminate any independent compensation consultant of its choosing. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors. The Compensation Committee also assists the Board of Directors in evaluating potential candidates for executive positions. In addition, our Human Resources department utilizes survey data provided by independent sources when evaluating the competitiveness of our base compensation and cash bonus program. Our Chief Executive Officer, in conjunction with representatives of our Human Resources department, develops recommendations regarding the appropriate mix and level of compensation for our management team. The recommendations consider the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee. Our Chief Executive Officer meets with the Compensation Committee to discuss the compensation recommendations for the named executive officers. Our Chief Executive Officer does not participate in Compensation Committee discussions or the review of Compensation Committee documents relating to the determination of his compensation.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee takes a leadership role in shaping governance policies and practices, including recommending to the Board of Directors the corporate governance policies and guidelines applicable to Ocean Shore Holding and monitoring compliance with these policies and guidelines. In addition, the Nominating/Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and recommending to the Board the director nominees for election at the next annual meeting of stockholders. The Nominating/Corporate Governance Committee recommends director candidates for each committee for appointment by the Board.

Minimum Qualifications. The Nominating/Corporate Governance Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. First, a candidate must meet the eligibility requirements set forth in the Company’s bylaws, which include a residency requirement, stock ownership requirement and a requirement that the candidate not have been subject to certain criminal or regulatory actions. A candidate also must meet any qualification requirements set forth in any Board or committee governing documents.

The Nominating/Corporate Governance Committee will consider the following criteria in selecting nominees for initial election or appointment to the Board: financial, regulatory and business experience;

familiarity with and participation in the local community; integrity, honesty and reputation; dedication to the Company and its stockholders; independence; and any other factors the Nominating/Corporate Governance Committee deems relevant, including age, diversity, size of the Board of Directors and regulatory disclosure obligations. In its consideration of diversity, the Nominating/Corporate Governance Committee seeks to create a Board with a diverse set of skills and experience with respect to management and leadership, vision and strategy, accounting and finance, business operations and judgment, and industry knowledge.

In addition, prior to nominating an existing director for re-election to the Board of Directors, the Nominating/Corporate Governance Committee will consider and review an existing director’s board and committee attendance and performance; length of board service; the experience, skills and contributions that the existing director brings to the board; and independence.

Director Nomination Process. The process that the Nominating/Corporate Governance Committee follows when it identifies and evaluates individuals to be nominated for election to the Board of Directors is as follows:

For purposes of identifying nominees for the Board of Directors, the Nominating/Corporate Governance Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as its knowledge of members of Ocean City Home’s local communities. The Nominating/Corporate Governance Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth below. The Nominating/Corporate Governance Committee has not previously used an independent search firm in identifying nominees.

In evaluating potential nominees, the Nominating/Corporate Governance Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above. In addition, the Nominating/Corporate Governance Committee will conduct a check of the individual’s background and interview the candidate.

Consideration of Recommendations by Stockholders. It is the policy of the Nominating/Corporate Governance Committee of the Board of Directors of the Company to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors. The Nominating/Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating/Corporate Governance Committee does not perceive a need to increase the size of the Board of Directors. In order to avoid the unnecessary use of the Nominating/Corporate Governance Committee’s resources, the Nominating/Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Stockholders. To submit a recommendation of a director candidate to the Nominating/Corporate Governance Committee, a stockholder should submit the following information in writing, addressed to the Chairman of the Nominating/Corporate Governance Committee, care of the Corporate Secretary, at the main office of the Company:

1.	The name of the person recommended as a director candidate;

2.	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

3.	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4.	As to the stockholder making the recommendation, the name and address of such stockholder, as they appear on the Company’s books, provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

5.	A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of stockholders, the recommendation must be received by the Nominating/Corporate Governance Committee at least 120 calendar days prior to the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting, advanced by one year.

Director Compensation

The following table provides the compensation received by individuals who served as non-employee directors of the Company during the 2013 fiscal year.

Name	Fees Earned or Paid in Cash($)	Stock Awards (1) ($)	Option Awards (2) ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings	All Other Compensation (3) ($)	Total ($)
Frederick G. Dalzell, MD	46,100	—	—	—	736	46,836

Christopher K. Ford	46,100	—	—	—	813	46,913

Dorothy F. McCrosson	43,300	—	—	—	815	44,815

Robert A. Previti, Ed.D	46,100	—	—	—	723	46,823

John L. Van Duyne, Jr.	46,100	—	—	—	729	46,829

Samuel R. Young	46,100	—	—	—	723	46,823

(1)	At December 31, 2013, the aggregate number of unvested shares of restricted stock held in trust for each of the non-employee directors was as follows: Dr. Dalzell, 1,980 shares; Mr. Ford, 1,980 shares; Ms. McCrosson 2,970 shares; Dr. Previti, 1,980 shares; Mr. Van Duyne, Jr., 1,980 shares; and Mr. Young, 1,980 shares.
(2)	At December 31, 2013, the aggregate number of vested and unvested stock options for each of the non-employee directors was as follows: Dr. Dalzell, 27,064 vested, 5,440 unvested; Mr. Ford, 27,064 vested, 5,440 unvested; Ms. McCrosson 5,440 vested, 8,150 unvested; Dr. Previti, 27,064 vested, 5,440 unvested; Mr. Van Duyne, Jr., 27,064 vested, 5,440 unvested; and Mr. Young, 27,064 vested, 5,440 unvested.
(3)	Represents dividends on unvested shares of restricted stock and reportable income from bank-owned life insurance.

Cash Retainer and Meeting Fees for Non-Employee Directors. The following table sets forth the applicable retainers and fees that will be paid to our non-employee directors for their service on Ocean City Home’s Board of Directors during 2014. Ocean Shore Holding does not pay any fees to its directors.

Annual Retainer	$30,000
Fee per Board Meeting:
Regular Meeting	700
Special Meeting	700
Fee per Committee Meeting:	300

Ocean City Home maintains a Director and Executive Life Insurance Plan that provides directors with death benefits for their designated beneficiaries. Under the terms of the plan, Ocean City Home is the owner of several life insurance policies under which participating directors are insured. Each participant is entitled to a $50,000 lump sum death benefit.

Board and Committee Meetings

During 2013, the Board of Directors met 12 times. No director attended fewer than 75% of the meetings of the Board of Directors and Board committees on which he or she served in 2013.

Director Attendance at Annual Meeting of Stockholders

The Board of Directors encourages directors to attend the annual meeting of stockholders. All directors attended the 2013 annual meeting of stockholders.

Code of Ethics and Business Conduct

Ocean Shore Holding has adopted a Code of Ethics and Business Conduct that is designed to ensure that the Company’s directors and employees meet the highest standards of ethical conduct. The Code of Ethics and Business Conduct, which applies to all employees and directors, addresses conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the Code of Ethics and Business Conduct is designed to deter wrongdoing and promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

AUDIT RELATED MATTERS

Report of the Audit/Compliance Committee

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles. The Audit/Compliance Committee oversees the Company’s internal controls and financial reporting on behalf of the Board of Directors.

In this context, the Audit/Compliance Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit/Compliance Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit/Compliance Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit/Compliance Committee discussed with the independent registered public accounting firm the matters required to be discussed pursuant to U.S. Auditing Standard No. 16 (Communications with Audit Committees) issued by the Public Company Accounting Oversight Board.

In addition, the Audit/Compliance Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit/Compliance Committee concerning independence and has discussed with the independent registered public accounting firm the auditors’ independence from the Company and its management. In concluding that the auditors are independent, the Audit/Compliance Committee considered, among other factors, whether the non-audit services provided by the auditors were compatible with its independence.

The Audit/Compliance Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit/Compliance Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In performing all of these functions, the Audit/Compliance Committee acts only in an oversight capacity. In its oversight role, the Audit/Compliance Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in its report, expresses an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit/Compliance Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit/Compliance Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s consolidated financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board or that the Company’s independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit/Compliance Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission. The Audit/Compliance Committee and the Board of Directors also have approved, subject to stockholder ratification, the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2014.

Audit/Compliance Committee of the Board of Directors

of Ocean Shore Holding Co.

Frederick G. Dalzell, MD (Chairman)

Christopher J. Ford

Robert A. Previti, Ed.D.

John L. Van Duyne, Jr.

Samuel R. Young

Auditor Fees

The following table sets forth the fees billed to the Company for the fiscal years ending December 31, 2013 and 2012 by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”):

	2013 ($)	2012 ($)

Audit fees (1)	275,000	275,000
Audit related fees (2)	28,546	27,750
Tax fees	—	—
All other fees	—	20,000

(1)	Includes fees for the financial statement audit and quarterly reviews.
(2)	For 2013 and 2012, represents fees paid in connection with the auditor’s out-of-pocket expenses.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services

The Audit/Compliance Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit/Compliance Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. Such approval process ensures that the external auditor does not provide any non-audit services to the Company that are prohibited by law or regulation.

In addition, the Audit/Compliance Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. Requests for services by the independent registered public accounting firm for compliance with the auditor services policy must be specific as to the particular services to be provided. The request may be made with respect to either specific services or a type of predictable or recurring service.

During the year ended December 31, 2013, all services were approved, in advance, by the Audit/Compliance Committee in compliance with these procedures.

STOCK OWNERSHIP

The following table provides information as of March 1, 2014 about the persons known to Ocean Shore Holding to be the beneficial owners of more than 5% of the Company’s outstanding common stock. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

Name and Address	Number of Shares Owned		Percent of Common Stock Outstanding
M3 Funds, LLC M3 Partners, LP M3F, Inc. Jason A. Stock William C. Waller 10 Exchange Place, Suite 510 Salt Lake City, Utah 84111	580,650	(1)	8.3%

Rangeley Capital, LLC Rangeley Capital Partners, LP Christopher DeMuth, Jr. 3 Forest Street New Canaan, Connecticut 06840	539,508	(2)	7.7%

Ocean City Home Bank Employee Stock Ownership Plan 1001 Asbury Avenue Ocean City, New Jersey 08226	565,636	(3)	8.2%

(1)	Based on information contained in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 12, 2014. Includes 703 shares beneficially owned by William C. Waller over which he has sole voting and dispositive power.
(2)	Based on information contained in a Schedule 13D/A filed with the U.S. Securities and Exchange Commission on November 20, 2013.
(3)	Based on information contained in a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 10, 2014.

The following table provides information as of March 1, 2014 about the shares of Ocean Shore Holding common stock that may be considered to be beneficially owned by each director, each executive officer named in the summary compensation table and all directors and executive officers of the Company as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown. The number of shares beneficially owned by all directors and executive officers as a group totaled 12% of our outstanding common stock as of March 1, 2014. Each director and named executive officer owned less than 1% of our outstanding common stock as of that date, except for Steven E. Brady, who owned 3.7%.

Name	Common Stock (1)		Options Exercisable Within 60 Days	Total
Directors
Steven E. Brady	101,388		126,344	227,732
Frederick G. Dalzell, MD	44,231	(2)	27,064	71,295
John L. Van Duyne, Jr.	24,079		27,064	51,143
Christopher J. Ford	21,632		27,064	48,696
Dorothy F. McCrosson	7,945		8,160	16,105
Robert A. Previti, Ed.D	23,151	(3)	27,064	50,215
Samuel R. Young	19,509	(4)	27,064	46,573

Named Executive Officers Who Are Not Also Directors
Janet M. Bossi	40,221		13,363	53,584
Kim M. Davidson	44,142		20,140	64,282
Donald F. Morgenweck	40,897		15,793	56,690
Anthony J. Rizzotte	46,165		15,418	61,583
All directors and executive officers as a group (13 persons)	413,360		334,538	747,898

(1)	This column includes the following:

	Shares Held in Trust and Awarded under the Equity Incentive Plan	Shares Held in Trust Pursuant to Deferred Compensation Plan	Shares Held in Trust and Allocated Under Ocean City Home Bank ESOP and ESOP SERP	Shares Held in Trust and Credited Under the Ocean City Home Bank 401(k) Plan
Mr. Brady	19,880	3,288	13,190	32,362
Mr. Dalzell	1,980	5,820	—	—
Mr. Van Duyne, Jr.	1,980	1,460	—	—
Mr. Ford	1,980	4,033	—	—
Ms. McCrosson	2,970	—	—	—
Mr. Previti	1,980	4,216	—	—
Mr. Young	1,980	—	—	—
Ms. Bossi	10,540	1,165	6,450	17,526
Ms. Davidson	11,860	1,282	7,079	21,991
Mr. Morgenweck	9,540	1,396	6,980	8,880
Mr. Rizzotte	11,860	2,515	9,933	22,448

(2)	Includes 3,429 shares held by Dr. Dalzell’s spouse and 23,189 shares held by a limited liability company in which Dr. Dalzell has sole voting power.
(3)	Includes 87 shares held by Dr. Previti’s son.
(4)	Includes 879 shares held by Mr. Young’s spouse’s IRA.

ITEMS TO BE VOTED ON BY STOCKHOLDERS

Item 1—Election of Directors

The Company’s Board of Directors currently consists of seven members. The Board is divided into three classes with terms of one, two or three years, with approximately one-third of the directors elected each year. The board of directors’ nominees for election this year, to serve for a three-year term or until their respective successors have been elected and qualified are Christopher J. Ford, John L. Van Duyne, Jr. and Dorothy F. McCrosson. All of the nominees are currently directors of Ocean Shore Holding and Ocean City Home.

Unless you indicate on the proxy card that your shares should not be voted for certain nominees, the Board of Directors intends that the proxies solicited by it will be voted for the election of all of the Board’s nominees. If any nominee is unable to serve, the persons named in the proxy card would vote your shares to approve the election of any substitute proposed by the Board of Directors. At this time, we know of no reason why any nominee might be unable to serve.

The Board of Directors recommends that stockholders vote “FOR” the election of each nominee.

Information regarding the Board of Directors’ nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated for each individual is as of December 31, 2013. The indicated period of service as a director includes the period of service as a director of Ocean City Home.

Board Nominees for Terms Ending in 2017

Christopher J. Ford is currently employed by the New York Knicks basketball team as a coaching consultant, and was a former scout for the Philadelphia 76’ers basketball team. He served as the Philadelphia 76’ers interim head basketball coach from February 2004 until April 2004 and as an assistant coach from July 2003 until February 2004. He also has served as head coach of the Boston Celtics and the Milwaukee Bucks and had a 10-year career as a player in the National Basketball Association. Age 64. Director since 2004.

Mr. Ford has been a lifelong resident of southern New Jersey. His over 28-years of experience in the NBA, which included ten years as a player, nine years as a head coach and eight years as an assistant coach have given Mr. Ford leadership qualities that are invaluable as a Board member. Through his involvement in a number of local charitable and civic organizations, and his extensive ties in the community, Mr. Ford brings to the Board an in-depth knowledge of the market area in which Ocean City Home Bank and the Company operates.

John L. Van Duyne, Jr. is an officer and owner of Van Duyne Builders, Inc. Mr. Van Duyne, Jr. is also an officer and part owner of Van Duyne & Bruin, LLC, a general contractor business. Age 61. Director since 1998.

Mr. Van Duyne is a lifelong resident of southern New Jersey with extensive knowledge of Ocean City Home’s market area. As owner of general contractor businesses in the southern New Jersey area and Board member of the Construction Board of Appeals for Margate, New Jersey, Mr. Van Duyne offers the Board significant knowledge related to the local real estate industry, including land development and applicable regulatory processes. Mr. Van Duyne’s career as a small business owner also provides Ocean City Home with organizational understanding and management expertise.

Dorothy F. McCrosson, Esq. is currently the managing partner of McCrosson & Stanton, P.C., a general practice law firm located in Ocean City, New Jersey that has provided counsel to Ocean City Home Bank for many years. She is currently the President of the Cape May County Bar Foundation and past president of the Cape May County Bar Association, and was the recipient of the 2010 Professional Lawyer of the Year Award for Cape May County. She also demonstrates a strong commitment to Ocean City Home Bank’s local community and currently serves in the position of Solicitor for the City of Ocean City. Age 52. Director since 2011.

As an attorney who has served Ocean City Home Bank and the Company for many years, Ms. McCrosson effectively provides the Board with the in-depth knowledge of the regulatory issues facing the banking community and leadership necessary to assess issues facing a public company.

Directors With Terms Ending in 2015

Frederick G. Dalzell, MD is an orthopedic surgeon at Atlantic Shore Orthopedic Associates. Age 61. Director since 2000.

Dr. Dalzell’s career as a well-respected orthopedic surgeon in the local community, as well as his lifelong residency in southern New Jersey, have given him strong ties to Ocean City Home’s community. Dr. Dalzell’s service as Vice President of the Linwood Board of Education and past President of the New Jersey Orthopedic Society have given him extensive leadership experience that he brings to the Board.

Robert A. Previti, Ed.D. is the school superintendent for the Brigantine Board of Education. Age 60. Director since 2000.

Throughout his career, Dr. Previti has taken an active role in improving the quality of education provided to local school children through his current position as superintendent of schools for the Brigantine public school district, his involvement on the Atlantic City Board of Education for almost 20 years, and his involvement in various district, county and state educational and policy driven initiatives. Dr. Previti has gained extensive leadership experience throughout his career, which has made him a significant contribution to the Board. Dr. Previti’s experience and lifelong residency in southern New Jersey have given him strong ties to the local community and extensive knowledge of Ocean City Home’s market area.

Directors With Terms Ending in 2016

Steven E. Brady has been the President and Chief Executive Officer of Ocean City Home since 1991 and the President of Ocean Shore Holding since its formation in 1998. Age 60. Director since 1991.

Mr. Brady’s extensive experience in the local banking industry and involvement in the communities served by Ocean City Home affords the Board valuable insight regarding the business and operation of Ocean City Home and Company. Mr. Brady has gained extensive leadership experience and knowledge of the banking industry through his involvement as a former member of the Philadelphia Federal Reserve Advisory Board. Mr. Brady’s extensive knowledge of all aspects of Ocean City Home’s and the Company’s business and history, combined with his success and strategic vision, position him well to continue to serve as our Director, President and Chief Executive Officer.

Samuel R. Young is the owner, President and Chief Executive Officer of Tilton Fitness Management, which develops, owns and operates commercial and hospital-affiliated health and fitness clubs. Mr. Young is also a Captain/Unit Commanding Officer in the United States Navy Reserves. Age 54. Director since 2004.

As the owner of a well-known health and fitness club in Ocean City Home’s local market area, Mr. Young has extensive business and management experience, including finance and accounting experience. Mr. Young’s involvement in a variety of local and civic organizations have further strengthened his ties to the local community.

Item 2—Ratification of the Independent Registered Public Accounting Firm

The Audit/Compliance Committee of the Board of Directors has appointed Deloitte & Touche LLP to be the Company’s independent registered public accounting firm for the 2014 fiscal year, subject to ratification by stockholders. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of the independent registered public accounting firm is not approved by stockholders at the annual meeting, the Audit/Compliance Committee will consider other independent registered public accounting firms.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of the independent registered public accounting firm.

Item 3—Advisory Vote to Approve Named Executive Officer Compensation

The Board of Directors of the Company is committed to excellence in governance. As part of that commitment, and as required by federal securities laws, the Board of Directors is providing the Company’s stockholders with an opportunity to provide an advisory vote on the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the “Compensation Discussion and Analysis,” the compensation tables and the related narrative discussion contained in this proxy statement.

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to endorse or not endorse the Company’s executive pay program and policies through the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion contained in the 2013 proxy statement is hereby approved.”

As described in detail in the “Compensation Discussion and Analysis” section of this proxy statement, our goal is to drive sustainable increases in the value of the Company and the Bank by profitably serving an expanding base of satisfied clients. Our competitive advantage is the caliber of our people. It is people who deliver exceptional care to our clients and dynamically align business processes to deliver what clients care about most. Our people-driven strategy demands that we attract, develop and retain a highly competent team while aligning compensation with business results.

We believe our executive compensation program has been highly effective in aligning the interests of our executives with our stockholders over both the short- and long-term time horizon. Our executive officers receive base compensation that is competitive with their peers and reflects their considerable experience and are also provided with the opportunity to receive cash and equity incentive awards that reflect the achievement of specific corporate and strategic goals. We balance this opportunity by selecting metrics that measure our performance relative to our peers in both financial results and operational effectiveness. We believe the success of our executive compensation program is evident in our performance. The Company has relied on the strength of our executive management team to manage a difficult economic environment.

This advisory vote on the compensation of our named executive officers is not binding on us, our Board or the Compensation Committee. However, our Board and the Compensation Committee will review and consider the outcome of this advisory vote when making future compensation decisions for our named executive officers.

The Board of Directors recommends that stockholders vote “FOR” the approval, on an advisory basis, of our executive compensation program as presented in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion provides a description of our decision making process and philosophy for compensating our named executive officers in 2013. This discussion also describes the material components of each named executive officer’s 2013 total compensation package and details the reasoning behind the decisions made. This discussion should be read together with the compensation tables for our named executive officers located in the “Executive Compensation” section of this proxy statement.

Our 2013 named executive officers were Steven E. Brady—President/Chief Executive Officer, Anthony J. Rizzotte—Executive Vice President/Chief Lending Officer, Kim M. Davidson—Executive Vice President/Corporate Secretary, Donald F. Morgenweck—Senior Vice President/Chief Financial Officer and Janet M. Bossi—Executive Vice President/Lending.

Executive Summary

It is the intent of the Compensation Committee to provide our named executive officers with a total compensation package that is market competitive, promotes the achievement of our strategic objectives and is aligned with operating and other performance metrics to support long-term shareholder value. In addition, the Compensation Committee reviews our executive compensation program on an annual basis to ensure that the program provides our executives with incentives that appropriately balance risk and reward.

Fiscal Year 2013 Performance

In 2013, our financial performance continued to demonstrate a strong, well-capitalized local community bank that provides outstanding shareholder return and value. Some of our financial highlights include:

•	Growth in net income and earnings per share. Net income increased 7% to $5.35 million. On a per share basis, net income per share increased 9% to $0.81 per diluted share.

•	Loan growth. Loans receivable, net, grew $40.9 million, or 6%, to $744.8 million at December 31, 2013.

•

Reduced non-performing assets. Non-performing assets declined 16% year over year and totaled $5.6 million, or 0.55% of total assets, at December 31, 2013. Our non-performing assets/assets and three year asset growth is above the 75th percentile of our peers. See “—Benchmarking and Peer Group Analysis”.

Fiscal Year 2013 Compensation Decisions

We believe our 2013 compensation program for our named executive officers was consistent with the objectives of our compensation philosophy and our performance. The compensation actions taken by our Compensation Committee and Board of Directors are summarized below:

•

Annual Short-term Cash Based Incentive Opportunities. As a result of our solid financial performance and the Compensation Committee’s review of each of our named executive officers’ job performance in 2013, our named executive officers received discretionary cash bonuses. See “Executive Compensation—Summary Compensation Table” for bonuses earned in 2013.

•

Equity Grants. In furtherance of our efforts to align the interests of our named executive officers with our shareholders, the Company awarded our named executive officers stock options and restricted stock awards in fiscal 2013. See “Executive Compensation—Grant of Plan-Based Awards” for information on the 2013 equity grants.

•

Executive Agreements. The Board of Directors acknowledged the importance of retaining a stable and talented management team by renewing the contracts with our named executive officers. See “Executive Compensation—Executive Agreements” for information on the extensions of the contract terms.

•

Say-on-Pay Vote Results. As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we held an advisory vote on the approval of the compensation of our named executive officers (“Say-on-Pay Vote”) at our 2013 annual meeting. The results were that 92% of our shareholders who voted on the Say-on-Pay proposed voted in favor of it. The Compensation Committee considered this positive result as an affirmation of its compensation related policies and decisions.

Compensation Philosophy

Our compensation and benefits program for our named executive officers is designed to focus on motivating and retaining talented executives that can help us build our franchise and enhance long-term shareholder value. More specifically, the program is designed to accomplish the following objectives:

•	Align the interests of executives with the interests of shareholders in the creation of long-term shareholder value;

•	Reward executives for high performance and superior management skills; and

•	Attract and retain talented members of senior management.

Management and the Compensation Committee of the Board of Directors work together to ensure that our named executive officers are held accountable and rewarded for delivering superior performance and enhanced shareholder returns. The Compensation Committee believes that the compensation package offered to executives should be comparable to that offered by other banks similar in size and in our market.

Elements of Our Compensation and Benefits Program

In order to achieve the objectives set forth in our Compensation Philosophy, we structured an executive compensation program that provides our named executive officers with the following:

•	base pay;

•	short-term cash-based incentive compensation;

•	long-term equity-based compensation; and

•	retirement benefits.

To achieve the necessary balance, the Company engaged McLagan, an Aon-Hewitt Company, to provide the Compensation Committee with its expertise on competitive compensation practices in the banking industry. See “Role of Compensation Consultant” and “Benchmarking and Peer Group Analysis”.

In addition to the compensation components noted above, we also provide Mr. Brady with an employment agreement and our other named executive officers with a change in control agreement. The specific elements of an executive’s total compensation package will vary depending upon the position and its key responsibilities. See “—Executive Agreements”.

Role of Compensation Committee

The Compensation Committee reviews all of the elements of compensation for our named executive officers annually to ensure that we are competitive in the market place and that the mix of benefits accurately reflects our compensation philosophy. The Compensation Committee operates under a written charter that establishes its responsibilities. The Compensation Committee and Board of Directors review the charter annually to ensure that the scope of the charter is consistent with the Compensation Committee’s role. A copy of our Compensation Committee Charter can be found on our web site www.ochome.com under the Investor Relations tab.

When making compensation decisions for our named executive officers, the Compensation Committee considers benchmark data to understand compensation paid to similarly situated executives at companies like Ocean City Home Bank. We use Peer Group data developed by our independent consultant, as well as industry survey sources to identify “market value.” See “—Benchmarking and Peer Group Analysis” for a list of the publicly traded financial institutions the Company uses to benchmark compensation and benefit practices for our named executive officers. Benchmarking compensation for our named executive officers provides the Compensation Committee with a point of reference for measurement, but is not the determinative factor. Our Compensation Committee also looks at internal pay equity and individual performance when making compensation decisions.

In 2013, the Compensation Committee conducted a risk review of all of the incentive compensation programs maintained by the Company and its affiliates and concluded that the programs contain an appropriate mix of risk and reward.

Role of Management

Management provides data, input and recommendations to the Compensation Committee through our chief executive officer and representatives of our Human Resources Department. The Compensation Committee considers our chief executive officer’s evaluation of each named executive officer’s performance and recommendation of appropriate compensation. However, our chief executive officer does not participate in any decisions relating to his own compensation and benefit arrangements.

Role of Compensation Consultant

During 2013, the Company engaged McLagan, an Aon-Hewitt Company, to assist the Compensation Committee in developing compensation programs that support our business strategy and compensation philosophy. In November 2013, McLagan prepared an Executive Compensation Review and worked with our Compensation Committee to create a peer group of financial institutions that reflects our demographics, management structure and business strategy. See “Benchmarking and Peer Group Analysis” for information on our 2013 peer group. McLagan attends Compensation Committee meetings upon the request of the Committee for the purpose of reviewing compensation data with the Company and participating in general discussions on compensation and benefits for our named executive officers. While the Compensation Committee considers input from our compensation consultant when making compensation decisions, the Committee’s final decisions reflect many factors and considerations. The Compensation Committee reviewed its relationship with McLagan and Aon-Hewitt in 2013 and considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934 and determined that the work performed by McLagan and Aon Hewitt does not raise a conflict of interest.

Benchmarking and Peer Group Analysis

A critical element of our compensation philosophy, and a key driver of specific compensation decisions for our named executive officers, is a comparative analysis of our financial performance and our compensation mix and levels relative to a peer group of publicly traded financial institutions. Key guiding principles of our compensation philosophy are to ensure proper alignment between our performance and compensation relative to peers and our ability to attract and retain top talent by providing competitive and appropriate compensation. We review our peer group annually to determine if adjustments need to be made. In 2013, the Compensation Committee and McLagan concluded that the institutions that made up our 2012 peer group continued to be our peer institutions in 2013, therefore no adjustments were made. Below is a list of companies that made up our 2013 peer group.

Company	Asset Size 6/30/13 ($000)
Canandaigua National Corp.	1,903,078
Bryn Mawr Bank Corp.	2,009,522
First Connecticut Bancorp	1,845,251
United Financial Bancorp	2,448,350
Center Bancorp Inc.	1,605,698
Peapack-Gladstone Financial	1,679,590
Westfield Financial Inc.	1,293,635
Chemung Financial Corp.	1,257,160
Middleburg Financial Corp.	1,217,200
Hingham Institution for Savings	1,255,649
Premier Financial Bancorp	1,104,949
Community Bankers Trust Corp.	1,124,567
Cape Bancorp Inc.	1,050,540
C&F Financial Corp.	992,681
Penseco Financial Services	919,669
Harleysville Savings Financial	796,628
Penns Woods Bancorp, Inc.	1,206,958
1st Construction Bancorp	804,892
ENB Financial Corp.	812,348

These financial institutions were selected based on asset size and location. The institutions are located in Connecticut, Massachusetts, New Jersey, New York, Pennsylvania, Virginia and West Virginia and range in asset size between approximately $800 million to $2.4 billion. We are at the 26th percentile in total assets as compared to our peers.

Base Salary

Base salaries are used to reward our executives for performing the core responsibilities of their positions and to provide them with a level of security with respect to a portion of their total compensation. Base salary ranges are targeted around the median (50th percentile) of our peer group. Actual individual salaries are determined using market data provided by our compensation consultant as reference but also with consideration of other factors, such as an executive’s qualifications, experience and position responsibilities. See “Executive Compensation—Summary Compensation Table” for base salaries paid to our named executive officers in 2013.

Short-Term Cash-Based Incentive Compensation

Each December, in connection with the Board of Director’s review of our business plan for the following year, the Board of Directors budgets for a discretionary bonus pool for all employees. At the end of the year the Board of Directors reviews our overall financial performance and makes adjustments to the bonus pool as it deems necessary and appropriate. Once the bonus pool amount is established, the Compensation Committee, with input from the chief executive officer and representatives of the Human Resources department, allocates the bonus pool based on employee grade level and individual performance. See “Executive Compensation—Summary Compensation Table” for bonuses paid to the named executives in 2013.

Long-Term Equity-Based Compensation

Equity-based incentives directly align the interests of our named executive officers to the interests of our shareholders. We currently maintain two equity incentive plans: the Ocean Shore Holding Co. 2005 Equity Incentive Plan and the Ocean Shore Holding Co. 2010 Equity Incentive Plan. Our equity incentive plans provide for the award of restricted stock, stock options and performance shares. All employees and directors of the Company and the Bank are eligible to participate in our equity incentive plans. The size and type of the equity awards made to our named executive officers under our equity incentive plans are consistent with the equity awards granted to executives in our peer group. See “Executive Compensation—Outstanding Equity Awards of Year End” for information on the equity awards granted to our named executive officers. All stock options granted under our equity plans are made at the market price of the Company common stock at the time of grant. The Compensation Committee determines the vesting schedule for each award, subject to regulatory restrictions. The five year vesting schedule is intended to promote the retention of executive officers, since unvested awards are forfeited if the executive officer leaves the employ of the Bank for reasons other than death, disability, or change in control.

The Company continues to work with McLagan to develop a formal equity strategy for our executives that will support our business strategy, create shareholder value over the long-term, help motivate and retain our key executives and support sound risk management practices. In consultation with McLagan, the Compensation Committee granted equity awards to all of our named executive officers during fiscal 2013. See “Executive Compensation—Grants of Plan-Based Awards” for detailed information on the 2013 equity awards.

Retirement Benefits

We provide retirement benefits to our named executive officers through both qualified and non-qualified retirement plans. We view our retirement benefits as a means of providing financial security to our employees after they have spent a substantial portion of their careers with us.

Our named executive officers participate in several retirement plans, including benefits that are available to all of our employees. These plans include the Ocean City Home Bank Employee Stock Ownership Plan (“ESOP”) and the Ocean City Home Bank 401(k) Plan.

In addition to the tax-qualified plans, the Bank maintains a non-qualified supplemental retirement plan (the “SERP”) for Mr. Brady and Salary Continuation Agreements and Split Dollar Life Insurance arrangements for all of the named executive officers (except Mr. Morgenweck). See “Executive Compensation—Nonqualified Deferred Compensation” for additional information on the non-qualified retirement benefits provided to our named executive officers. The Compensation Committee reviews the non-qualified deferred compensation arrangement design periodically with due consideration given to prevailing market practice, overall executive compensation philosophy and cost to the Company.

In addition to our retirement programs, we provide our employees with coverage under medical, vision, dental, life insurance and disability plans on terms consistent with industry practice. We also maintain a Section 125 cafeteria plan which allows our employees to set aside pre-tax dollars to pay for certain benefits.

Executive Agreements

We currently maintain an employment agreement with Mr. Brady and change in control agreements with the other named executive officers. Mr. Brady’s employment agreement sets forth the terms and conditions of his employment with Ocean Shore Holding and Ocean City Home Bank. The employment agreement is designed to compensate Mr. Brady in the event he is terminated without cause, is terminated following a change in control or terminates voluntarily for good reason (as defined in his agreement). The employment agreement insures stability in management while providing a competitive benefit to Mr. Brady. The change in control agreements with the other named executive officers provide each executive with financial security in the event the executive is terminated in connection with a change in control of Ocean Shore Holding or Ocean City Home Bank. See “Executive Compensation—Employment Agreement,” “Executive Compensation—Change in Control Agreements” and “Executive Compensation—Potential Post-Termination Benefits” for a description of the terms of the agreements and the severance benefits and change in control benefits payable to each named executive officer.

Executive Perquisites

We provide our named executives with certain perquisites, reflected in the All Other Compensation column of the Summary Compensation Table under the Executive Compensation section of this proxy statement. That we believe the perquisites we provide are reasonable, competitive and consistent with our overall compensation program. We believe that these benefits further our officers’ abilities to promote our business interests in our markets and reflect the competitive practices for similarly situated officers employed by our peers.

Stock Compensation Grant and Award Practices; Timing Issues

The Compensation Committee is solely responsible for the equity awards made to our chief executive officer and our other named executive officers. All equity awards are made in accordance with the terms of our equity incentive plans and applicable banking regulations. As a general matter, the Compensation Committee’s process is independent of any consideration of the timing of the release of material non-public information, including with respect to the determination of grant dates or stock option exercise prices. Similarly, we have never timed the release of material non-public information to affect the value of executive compensation. In general, the release of such information reflects long-established timetables for the disclosure of material non-public information such as earnings reports or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to timing of disclosure. The Compensation Committee’s decisions are reviewed and ratified by the full Board of Directors.

Stock Ownership Guidelines

It is our policy that members of the Board of Directors and our executive officers should be stockholders of Ocean Shore Holding; however, we do not have formal stock ownership requirements for our named executive officers or members of the Board of Directors. As a practical matter, our named executive officers and directors hold meaningful interests in our stock, which they have accumulated through participation in stock compensation programs and individual purchases. See the “Stock Ownership Table” section of this proxy statement for information on stock ownership for our named executive officers and members of our Board of Directors.

Tax and Accounting Considerations

In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation arrangements at the time of adoption and periodically thereafter. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences. To preserve maximum flexibility in the design and implementation of our executive compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible. However, to the greatest extent possible, it is our intent to structure our executive compensation program in a tax efficient manner.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information concerning total compensation earned or paid to the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers of the Company who served in such capacities at December 31, 2013. These five officers are referred to as the named executive officers in this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Steven E. Brady	2013	441,375	80,000	141,400	12,825	284,640	95,966	1,056,206
President and Chief Executive Officer	2012	437,000	83,100	—	—	261,640	96,754	878,494
	2011	422,000	87,500	—	—	264,169	86,461	860,130
Anthony J. Rizzotte	2013	229,275	27,000	106,050	7,695	118,494	46,877	535,391
Executive Vice President, Chief Lending Officer	2012	227,000	28,500	—	—	94,568	52,253	402,321
	2011	219,000	30,000	—	—	106,433	52,531	407,964
Kim M. Davidson	2013	179,800	27,000	106,050	7,695	49,518	33,241	403,304
Executive Vice President, Corporate Secretary	2012	178,000	28,500	—	—	47,539	34,741	288,780
	2011	168,000	30,000	—	—	45,348	32,968	276,316
Donald F. Morgenweck	2013	170,700	24,000	91,910	6,541	—	35,560	328,711
Senior Vice President, Chief Financial Officer	2012	169,000	24,000	—	—	—	35,733	228,733
	2011	152,000	25,000	—	—	—	30,032	207,032
Janet M. Bossi	2013	170,000	27,000	106,050	7,695	34,827	36,533	382,105
Senior Vice President, Lending	2012	165,000	24,000	—	10,164	33,384	34,909	267,457
	2011	150,000	25,000	—	—	29,804	32,759	237,563

(1)	These amounts represent the aggregate grant date fair value for outstanding restricted stock awards granted during the year indicated, computed in accordance with FASB ASC Topic 718. The assumptions used to determine the value of restricted stock awards are described in notes 2 and 13 of the notes to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. When shares become vested and are distributed from the trust in which they are held, the recipient will also receive an amount equal to accumulated cash and stock dividends (if any) paid with respect thereto, plus earnings thereon.
(2)	These amounts represent the aggregate grant date fair value for outstanding stock option awards granted during the year indicated, computed in accordance with FASB ASC Topic 718. The assumptions used to determine the value of stock options are described in notes 2 and 13 of the notes to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. The actual value, if any, realized by an executive officer from any option will depend on the extent to which the market value of the common stock exceeds the exercise price of the option on the date the option is exercised. Accordingly, there is no assurance that the value realized by an executive officer will be at or near the value estimated above.
(3)	Represents the change in the actuarial present value of the executive’s accumulated benefit under a Salary Continuation Agreement with the executive.
(4)	Details of the amounts reported in “All Other Compensation” for 2013 are provided in the table below. All perquisites, which, in the aggregate, were less than $10,000 for an individual were excluded from “All Other Compensation.”

	Mr. Brady	Mr. Rizzotte	Ms. Davidson	Mr. Morgenweck	Ms. Bossi
Automobile	4,692	—	—	—	—
Club dues	7,196	1,083	—	—	562
Employee stock ownership plan allocation	28,822	15,088	11,830	16,132	11,188
Employer contributions to 401(k) Plan	7,650	6,613	5,428	5,148	4,807
Supplemental Executive Retirement Plan benefit	13,458	—	—	—	—
Long-term care premium benefit	—	—	311	332	349
Imputed income on split dollar life insurance	6,088	2,234	1,132	902	850
Supplemental life, ADD & disability premium benefit	854	702	595	576	574
Supplemental group health care benefit	18,928	16,136	11,467	11,467	16,136
Long-term disability executive carve-out	5,016	3,595	1,039	—	1,063
Dividends paid on unvested restricted stock awards	3,260	1,439	1,439	1,003	1,003

Grants of Plan-Based Awards

The following table provides information concerning our grants of plan-based awards for the named executive officers during 2013 under the Ocean Shore Holding Co. 2010 Equity Incentive Plan.

Name	Grant Date	Stock Awards: Number of shares of stock (#) (1)	Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Steven E. Brady	11/19/2013	10,000	—	—	141,400
	11/19/2013	—	5,000	14.14	12,825
Anthony J. Rizzotte	11/19/2013	7,500	—	—	106,050
	11/19/2013	—	3,000	14.14	7,695
Kim M. Davidson	11/19/2013	7,500	—	—	106,050
	11/19/2013	—	3,000	14.14	6,541
Donald E. Morgenweck	11/19/2013	6,500	—	—	91,910
	11/19/2013	—	2,550	14.14	7,695
Janet M. Bossi	11/19/2013	7,500	—	—	106,050
	11/19/2013	—	3,000	14.14	7,695

(1)	Stock awards granted will vest in five equal annual installments commencing on November 19, 2014.
(2)	Stock options granted will vest in five equal annual installments commencing on November 19, 2014.
(3)	Reflects the aggregate grant date fair value for stock options in accordance with FASB ASC Topic 718. The assumptions used to determine the value of stock options are described in notes 2 and 13 of the notes to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information as of December 31, 2013 concerning vested and unvested unexercised stock options and stock awards for each named executive officer. Unvested stock options and stock awards will become fully vested upon a change in control of the Company or upon death or termination of employment due to a disability.

		Option Awards				Stock Awards
Name	Date of Grant (1)	Number of Securities Underlying Unexercised Options: (#) Exercisable	Number of Securities Underlying Unexercised Options: (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested (2)
Steven E. Brady	8/10/2005	89,688	—	$13.19	8/10/2015	—	$—
	11/20/2007	3,956	—	11.32	11/20/2017	—	—
	8/18/2010	32,700	21,800	10.21	8/18/2020	9,880	134,961
	11/19/2013	—	5,000	14.14	11/19/2023	10,000	136,600
Anthony J. Rizzotte	8/10/2005	11,870	—	13.19	8/10/2015	—	—
	11/20/2007	433	—	11.32	11/20/2017	—	—
	8/18/2010	1,732	3,462	10.21	8/18/2020	4,360	59,557
	11/19/2013	—	3,000	14.14	11/19/2023	7,500	102,450
Kim M. Davidson	8/10/2005	9,672	—	13.19	8/10/2015	—	—
	11/21/2006	2,198	—	14.78	11/21/2016	—	—
	11/20/2007	3,077	—	11.32	11/20/2017	—	—
	8/18/2010	5,193	3,462	10.21	8/18/2020	4,360	59,557
	11/19/2013	—	3,000	14.14	11/19/2023	7,500	102,450
Donald F. Morgenweck	8/10/2005	9,672	—	13.19	8/10/2015	—	—
	11/20/2007	2,161	—	11.32	11/20/2017	—	—
	8/18/2010	3,960	2,640	10.21	8/18/2020	3,040	41,526
	11/19/2013	—	2,550	14.14	11/19/2023	6,500	88,790
Janet M. Bossi	8/10/2005	9,672	—	13.19	8/10/2015	—	—
	11/20/2007	615	—	11.32	11/20/2017	—	—
	8/18/2010	1,320	2,640	10.21	8/18/2020	3,040	41,526
	11/19/2012	700	2,800	13.10	11/19/2022	—	—
	11/19/2013	—	3,000	14.14	11/19/2023	7,500	102,450

(1)	All awards in this table vest in five equal annual installments beginning one year following the date of grant.
(2)	Based upon the Company’s closing stock price of $13.66 on December 31, 2013.

Option Exercises and Stock Vested

The following table provides information concerning the vesting of stock awards for each named executive officer, on an aggregate basis, during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Steven E. Brady	—	—	4,940	73,507
Anthony J. Rizzotte	—	—	2,180	32,438
Kim M. Davidson	—	—	2,180	32,438
Donald F. Morgenweck	—	—	1,520	22,618
Janet M. Bossi	—	—	1,520	20,277

(1)	The value realized upon vesting is equal to the closing price of the Company common stock on the date of vesting ($14.88) multiplied by the number of shares of Company common stock that vested on that date.

Pension Benefits

The following table provides information about the participation of executive officers in our retirement programs as of December 31, 2013. Donald F. Morgenweck does not maintain a pension benefit arrangement with the Company. See “Potential Payments Upon Termination or Change in Control—Salary Continuation Agreements” for a discussion of the material terms and conditions of payments under the Salary Continuation Agreements.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Steven E. Brady	Salary Continuation Agreement	11	2,116,391	—
Anthony J. Rizzotte	Salary Continuation Agreement	11	924,079	—
Kim M. Davidson	Salary Continuation Agreement	3	106,525	—
Janet M. Bossi	Salary Continuation Agreement	3	16,252	—

Nonqualified Deferred Compensation

The following table provides information with respect to the 2013 accrued balances for each of the named executive officers who participate in the Ocean City Home Bank Deferred Compensation Plan. Mr. Brady also participates in the Ocean City Home Bank Supplemental Executive Retirement Plan. Our named executive officers made no contributions to our nonqualified deferred compensation plans during the 2013 fiscal year and received no distributions or withdrawals during that time period. See “Potential Payments Upon Termination of Employment or Change in Control—Ocean City Home Bank Stock Based Deferred Compensation Plan and Supplemental Executive Retirement Plan” for the material terms and conditions of the benefits provided under these plans.

Name	Plan Name	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)
Steven E. Brady	Ocean City Home Bank Stock Based Deferred Compensation Plan	—	—	44,917
	Ocean City Home Bank Supplemental Executive Retirement Plan	13,458	—	13,458
Anthony J. Rizzotte	Ocean City Home Bank Stock Based Deferred Compensation Plan	—	—	34,358
Kim M. Davidson	Ocean City Home Bank Stock Based Deferred Compensation Plan	—	—	17,516
Donald F. Morgenweck	Ocean City Home Bank Stock Based Deferred Compensation Plan	—	—	19,069
Janet M. Bossi	Ocean City Home Bank Stock Based Deferred Compensation Plan	—	—	15,912

Potential Payments Upon Termination or Change in Control

Employment Agreement with Mr. Steven E. Brady

Ocean Shore Holding and Ocean City Home Bank entered into a three-year employment agreement with Steven E. Brady effective December 21, 2004 to provide for his employment as President and Chief Executive Officer. The agreement was amended and restated in its entirety as of December 17, 2008 for the purpose of complying with Section 409A of the Internal Revenue Code and the regulations issued thereunder. The employment agreement provides that on each anniversary of the effective date of the agreement, the Board of Directors may extend the agreement for an additional year, unless Mr. Brady elects not to extend the term. Mr. Brady’s employment agreement currently has a term ending on December 21, 2015, unless otherwise terminated in accordance with its terms. The agreement addresses such matters as Mr. Brady’s base salary, participation in discretionary bonuses or other incentive compensation provided to senior management, and participation in stock benefit plans and other fringe benefits applicable to executive personnel.

If Mr. Brady is terminated for cause, he will receive his base salary through the date of termination and may retain the rights to any vested benefits subject to the terms of the plan or agreement under which those benefits are provided. If Mr. Brady voluntarily terminates his employment under circumstances that would not constitute good reason (as defined in his employment agreement), he will be entitled to receive his base salary for a period of four months and will be subject to a non-compete agreement for that four month period.

If we choose to terminate Mr. Brady’s employment for reasons other than for cause, or if Mr. Brady resigns after specified circumstances that would constitute good reason, Mr. Brady will be entitled to receive an amount equal to his base salary due for the remaining term of his agreement, along with the contributions that would have been made on his behalf during the remaining term of his agreement to any of our employee benefit plans.

We also will continue and/or pay for Mr. Brady’s life, health and dental coverage for the remaining term of his employment agreement. If Mr. Brady voluntarily terminates his employment agreement for good reason, he will be subject to a one year non-compete agreement. In addition, Mr. Brady’s employment agreement provides that if he terminates employment at or after attaining age 60 for any reason other than cause, Ocean City Home Bank will continue health insurance coverage for Mr. Brady and his spouse until they both reach age 65. After that, Ocean City Home Bank will fund the cost of Medicare supplement coverage for Mr. Brady and his spouse for the remainder of their respective lives.

If Mr. Brady becomes disabled and his employment is terminated, he will be entitled to disability pay equal to 100% of his bi-weekly base salary in effect at the date of termination. He would continue to receive disability payments until the earlier of: (i) the date he returns to full employment with us, (ii) his death, (iii) attainment of age 65, or (iv) the date his employment agreement would have terminated had his employment not terminated because of disability. All disability payments would be reduced by the amount of any disability benefits payable under our disability plans. In addition, Mr. Brady would continue to be covered to the greatest extent possible under all benefit plans in which he participated prior to his disability as if he were actively employed by us.

Under his employment agreement, Mr. Brady’s estate is entitled to receive the compensation due to him through the end of the month in which his death occurs.

If during the two year period following a change in control (as defined in the agreement) Mr. Brady’s employment is terminated without cause or he voluntarily terminates his employment for good reason, Mr. Brady will be entitled to a severance payment equal to 2.99 times the average of his annual compensation over the five calendar years preceding the change in control. For purposes of this calculation, annual compensation will include all taxable income plus any retirement contributions or benefits made or accrued on his behalf during the period. In addition, Mr. Brady also will be entitled to receive the contributions he would have received under our retirement programs for a period of 36 months, as well as health, life and disability coverage for that same time period. Section 280G of the Internal Revenue Code provides that payments related to a change in control that equal or exceed three times the individual’s “base amount” (defined as average annual taxable compensation over the five preceding calendar years) constitute “excess parachute payments.” Individuals who receive excess parachute payments are subject to a 20% excise tax on the amount that exceeds the base amount, and the employer may not deduct such amounts. Mr. Brady’s employment agreement provides that if the total value of the benefits provided and payments made to him in connection with a change in control, either under his employment agreement alone or together with other payments and benefits that he has the right to receive from Ocean Shore Holding and Ocean City Home Bank, exceed three times his base amount (“280G Limit”), his severance payment will be reduced or revised so that the aggregate payments do not exceed his 280G Limit.

The following table shows the estimated value of the payments and benefits that Mr. Brady would have received upon his termination of employment on December 31, 2013 for the reasons specified in the table.

	Cash Compensation ($)	Health and Welfare Benefits ($) (1)
Involuntary termination with cause	—	—
Involuntary termination without cause or voluntary termination with good reason	1,477,218 (2)	74,312 (3)
Disability (4)	821,848	74,312
Death	—	—
Voluntary termination without good reason	147,125 (5)	74,312
Change in control with termination of employment	1,806,956 (6)	74,312

(1)	Represents the value of coverage under the Company’s health (including medical and dental), life and disability insurance programs, for a thirty-six (36) month period following Mr. Brady’s termination of employment, unless otherwise stated.

(2)	Includes a lump sum payment of $1,324,125 payable under Mr. Brady’s employment agreement (equal to 100% of Mr. Brady’s rate of base salary in effect assuming a termination date of December 31, 2013, for the remaining term of the employment agreement) and $153,093 in payments that would have been paid under the ESOP, ESOP SERP, and 401(k) Plan, for the remainder of the term of the employment agreement.
(3)	Represents the value of coverage under the Company’s health (including medical and dental), life and disability insurance programs until the age of 65.
(4)	Under the terms of the employment agreement, Mr. Brady is entitled to a disability payment equal to one hundred percent (100%) of his bi-weekly rate of base salary in effect as of his termination date, payable on a monthly basis, commencing on the first day of the month following the termination date, and continuing through the full remaining term of the employment agreement. The benefit is offset by short-term and long-term disability insurance coverage provided by the Bank under its bank-wide disability insurance program.
(5)	Represents the value of Mr. Brady’s base salary through the last day of the four-month period following his termination, assuming a termination date of December 31, 2013.
(6)	Includes a lump sum payment of $1,653,863 payable under Mr. Brady’s employment agreement (equal to 2.99 times Mr. Brady’s annual compensation over the five (5) most recently completed calendar years preceding the change in control), and $153,093 in payments that would have been paid under the ESOP, ESOP SERP, and 401(k) Plan, for a thirty-six (36) month period following his termination of employment. The amount shown does not reflect that if, in the event payments to Mr. Brady in connection with a change in control or otherwise would result in an excise tax under the Internal Revenue Code, such payments may be reduced to the extent necessary so that the excise tax does not apply.

Change in Control Agreements with Other Named Executive Officers

Ocean City Home Bank maintains change in control agreements with Anthony Rizzotte, Kim Davidson, Donald Morgenweck and Janet Bossi. On each anniversary of the date of the agreements, the Board of Directors may extend the terms of the agreements for an additional year, unless the executive requests that the term not be extended. In 2013, the term of the change in control agreements with Mr. Rizzotte and Ms. Davidson was extended through December 21, 2016, and through December 19, 2016 and December 17, 2015 for Ms. Bossi and Mr. Morgenweck, respectively. The agreements with Mr. Rizzotte, Ms. Davidson and Ms. Bossi provide that if, following a change in control, the executive’s employment is terminated without cause or the executive voluntary terminates employment for good reason, the executive will be entitled to a severance payment equal to three times the average of his or her annual compensation over the five calendar years preceding the change in control, plus coverage under Ocean City Home Bank’s health and welfare plans for 36 months. The agreement with Mr. Morgenweck provides that if, following a change in control, the executive’s employment is terminated without cause or the executive voluntary terminates employment for good reason, the executive will be entitled to a severance payment equal to two times the average of his annual compensation over the five calendar years preceding the change in control, plus coverage under Ocean City Home Bank’s health and welfare plans for 24 months. The terms “change in control” and “good reason” are defined in the change in control agreements. The change in control agreements provide that the total value of the benefits provided and payments made to an executive may not exceed his or her 280G Limit and that to avoid such a result the severance payment would be reduced.

The following table shows the estimated value of the severance benefits that the named executive officers would have received under their change in control agreements if a change in control had occurred at December 31, 2013 and the executive’s employment was terminated involuntarily or voluntarily with good reason.

	Cash Severance ($) (1)	Health and Welfare Benefits ($)
Anthony J. Rizzotte	763,870	67,521
Kim M. Davidson	587,979	49,296
Donald F. Morgenweck	353,970	32,872
Janet M. Bossi	502,911	68,288

(1)	The amount shown does not reflect that, if in the event payments to the executive officer in connection with a change in control or otherwise would result in an excise tax under the Internal Revenue Code, such payments may be reduced to the extent necessary so that the excise tax does not apply.

Salary Continuation Agreements

Ocean City Home Bank maintains salary continuation agreements with each of the named executive officers, other than Mr. Morgenweck, to provide the executives with additional compensation at retirement. Under their salary continuation agreements, the executives will receive an annual benefit (the normal retirement benefit) payable in monthly installments upon termination of employment after having reached the normal retirement age specified in the agreement. A reduced benefit is payable if the executive retires prior to normal retirement age. The early termination benefit equals the normal retirement benefit multiplied by a fraction based on the executive’s years of service. If the executive’s employment is terminated involuntarily for cause, no retirement will be paid.

If the executive terminates employment prior to normal retirement age as a result of a disability, the executive will be entitled to the normal retirement benefit, payable beginning in the month following the month in which the executive attains the normal retirement age.

If, following a change in control, the executive terminates employment prior to normal retirement age, other than for cause, the executive will be entitled to the normal retirement benefit, payable beginning in the month following termination of employment.

If the executive dies while in active service with Ocean City Home Bank, his or her designated beneficiary will be entitled to the normal retirement benefit that the executive would have received had he or she terminated employment after having reached the normal retirement age. If the executive dies after payments under the agreement have commenced, his or her designated beneficiary will be entitled to the remaining payments. No death benefit will be payable under the salary continuation agreement if the executive is eligible to receive benefits under the executive’s split dollar life insurance agreement.

The following table shows the key terms of the salary continuation agreements for the executive officers and the retirement benefit that each executive would have been entitled to receive had he or she terminated employment as of December 31, 2013, other than due to disability, death or following a change in control.

	Normal Retirement Age	Benefit Payment Period	Normal Retirement Benefit	Vested Retirement Benefit at December 31, 2013
Steven E. Brady	62	Life, with a minimum of 20 years	Greater of (i) 50% of highest rate of base salary in past 36 months or (ii) $221,831	$216,583

	65	20 years	$45,000	0
Anthony J. Rizzotte	60	15 years	$114,489	95,220
Kim M. Davidson	60	15 years	25% of base salary at termination	13,280
Janet M. Bossi	60	15 years	25% of base salary at termination	8,500

Supplemental Executive Retirement Plan

Ocean City Home Bank also maintains a supplemental executive retirement plan that provides restorative payments to executives designated by the Board of Directors who are prevented from receiving the full benefits contemplated by the employee stock ownership plan’s benefit formula and the full matching contribution under the 401(k) plan. In addition to providing for benefits lost under the employee stock ownership plan and 401(k) plan as a result of limitations imposed by the Internal Revenue Code, the supplemental executive retirement plan also provides supplemental benefits to participants upon a change in control (as defined in the plan) before the complete scheduled repayment of the employee stock ownership plan loan. Mr. Brady is currently the only participant in the plan. The restorative payments under the plan consist of payments in lieu of shares that cannot be allocated to the participant’s account under the employee stock ownership plan and payments for employer matching contributions that cannot be allocated under the 401(k) plan due to the legal limitations imposed on tax-qualified plans. The benefits under the plan will be paid to Mr. Brady at the same time benefits are paid under the employee stock ownership plan and 401(k) plan. The supplemental benefit is equal to the benefit he would have received under our employee stock ownership plan, had he remained employed throughout the term of the plan’s acquisition loan, less the benefits actually provided under the employee stock ownership plan on his behalf. All benefits received under this plan count towards Mr. Brady’s 280G Limit.

Life Insurance Benefits

Ocean City Home Bank maintains split-dollar life insurance agreements with the named executive officers. The agreements provide each executive’s beneficiary with a cash payment upon the death of the executive. If the executive terminates employment prior to age 60 other than by reason of disability or following a change in control, the death benefit will be reduced proportionately by reference to the vested benefit under the executive’s salary continuation agreement.

Ocean City Home Bank maintains a Director and Executive Life Insurance Plan that provides the named executive officers with death benefits for their designated beneficiaries. If the officer dies while actively employed by Ocean City Home Bank, the death benefit will be equal to three times the officer’s base annual salary (as defined in the plan), less any group term life insurance benefit. If the officer dies following termination of employment with Ocean City Home Bank where termination is due to disability, after early retirement age (as determined under the plan) or within two years of a change in control, the death benefit will be equal to two times the officer’s base annual salary upon termination of employment. Participation in the plan ceases immediately upon termination for cause (as defined in the plan), termination prior to early retirement for reasons other than disability or following a change in control or upon actively working for a new employer following termination due to disability.

Ocean City Home Bank Stock-Based Deferred Compensation Plan

Ocean City Home Bank maintains the Ocean City Home Bank Stock-Based Deferred Compensation Plan to provide directors and key employees of the Bank and its affiliated companies with the opportunity to voluntarily defer a portion of their compensation and invest it in Company common stock, subject to the terms of the Plan. The plan provides that all deferrals are 100% vested and will be distributed in accordance with each participant’s written deferral election. Participants may elect to receive their benefits in a lump sum or in monthly installments over a five-year period. Distributions may commence, at the participant’s election, upon separation of service or as of a specific date. The plan also provides for a special change in control distribution election. All distributions from the plan will be made in Company stock.

Equity Awards

The following table summarizes the consequences under the Company’s equity incentive plans that would occur with respect to outstanding stock option and restricted stock awards in the event of termination of employment of a named executive officer.

Event	Consequence

Involuntary termination	Unvested awards will terminate immediately. Vested stock options remain exercisable for three months after the date of termination.

Death or disability	Immediate vesting. Stock options remain exercisable until the earlier of one year from the date of death or termination due to disability or the expiration date of the stock options.

Voluntary termination	Unvested awards will terminate immediately. Vested stock options remain exercisable for three months after the date of termination.

Change in control	Immediate vesting. Stock options remain exercisable until the expiration of the remaining term of the stock options if the option holder is involuntarily or constructively terminated within 12 months after the change in control.

The following table shows (i) the value, as of December 31, 2013, of all unvested restricted stock that would have vested upon the named executive officer’s death or disability or upon a change in control on December 31, 2013 and (ii) the aggregate intrinsic value (i.e., the stock price minus the exercise price) of all unvested options that would have become exercisable in the event of the named executive officer’s death or disability or upon a change in control on December 31, 2013 (in each case based on the closing price of shares of the Company’s common stock on December 31, 2013 of $13.66). Any options that are “out of the money” as of December 31, 2013 are excluded for purposes of this table.

	Value of Unvested Restricted Stock ($)	Intrinsic Value of Unvested Stock Options ($)
Steven E. Brady	271,561	239,435
Anthony J. Rizzotte	162,008	24,508
Kim M. Davidson	162,008	41,606
Donald F. Morgenweck	130,316	32,373
Janet M. Bossi	143,976	21,607

OTHER INFORMATION RELATING TO

DIRECTORS AND EXECUTIVE OFFICERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on the Company’s review of copies of the reports it has received and written representations provided to it from the individuals required to file the reports, the Company believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in Ocean Shore Holding common stock during the year ended December 31, 2013.

Policies and Procedures for Approval of Related Persons Transactions

We maintain a Policy and Procedures Governing Related Person Transactions, which is a written policy and set of procedures for the review and approval or ratification of transactions involving related persons. Under the policy, related persons consist of directors, director nominees, executive officers, persons or entities known to us to be the beneficial owner of more than five percent of any outstanding class of the voting securities of the Company, or immediate family members or certain affiliated entities of any of the foregoing persons.

Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which:

•	the aggregate amount involved will or may be expected to exceed $50,000 in any calendar year;

•	the Company is, will, or may be expected to be a participant; and

•	any related person has or will have a direct or indirect material interest.

The policy excludes certain transactions, including:

•	any compensation paid to an executive officer of the Company if the Compensation Committee of the Board approved (or recommended that the Board approve) such compensation;

•	any compensation paid to a director of the Company if the Board or an authorized committee of the Board approved such compensation; and

•

any transaction with a related person involving consumer and investor financial products and services provided in the ordinary course of the Company’s business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties or to the Company’s employees on a broad basis (and, in the case of loans, in compliance with the Sarbanes-Oxley Act of 2002).

Related person transactions will be approved or ratified by the Audit/Compliance Committee. In determining whether to approve or ratify a related person transaction, the Audit/Compliance Committee will consider all relevant factors, including:

•	whether the terms of the proposed transaction are at least as favorable to the Company as those that might be achieved with an unaffiliated third party;

•	the size of the transaction and the amount of consideration payable to the related person;

•	the nature of the interest of the related person;

•	whether the transaction may involve a conflict of interest; and

•	whether the transaction involves the provision of goods and services to the Company that are available from unaffiliated third parties.

A member of the Audit/Compliance Committee who has an interest in the transaction will abstain from voting on approval of the transaction, but may, if so requested by the chair of the Audit/Compliance Committee, participate in some or all of the discussion.

Transactions with Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits loans by Ocean Shore Holding to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by Ocean City Home Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. Ocean City Home Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made pursuant to programs generally available to all employees. Notwithstanding this rule, federal regulations permit Ocean City Home Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee. No director or executive officer of the Company had a loan amount under such a program at December 31, 2013.

Pursuant to the Company’s Audit/Compliance Committee Charter, the Audit/Compliance Committee periodically reviews, no less frequently than quarterly, a summary of the Company’s transactions with directors and executive officers of the Company and with firms that employ directors, as well as any other related person transactions, for the purpose of recommending to the disinterested members of the Board of Directors that the transactions are fair, reasonable and within Company policy and should be ratified and approved. Also, in accordance with banking regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of Ocean Shore Holding’s capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors. Additionally, pursuant to the Company’s Code of Ethics and Business Conduct, all executive officers and directors of the Company must disclose any existing or emerging conflicts of interest to the President and Chief Executive Officer of the Company. Such potential conflicts of interest include, but are not limited to, the following: (i) the Company conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest and (ii) the ownership of more than 1% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with the Company.

SUBMISSION OF BUSINESS PROPOSALS AND

STOCKHOLDER NOMINATIONS

The Company must receive proposals that stockholders seek to include in the proxy statement for the Company’s next annual meeting no later than December 17, 2014. If next year’s annual meeting is held on a date more than 30 calendar days from May 21, 2015, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

The Company’s Bylaws provide that, in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such nominations and/or proposals to the Secretary not less than 30 days prior to the date of the annual meeting; provided that if less than 40 days’ notice or prior public disclosure of the date of the annual meeting is given to stockholders, such notice must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed to stockholders or prior public disclosure of the meeting date was made. A copy of the Bylaws may be obtained from the Company.

STOCKHOLDER COMMUNICATIONS

The Company encourages stockholder communications to the Board of Directors and/or individual directors. Communications regarding financial or accounting policies may be made in writing to the Chairman of the Audit/Compliance Committee at Ocean Shore Holding Co. c/o Corporate Secretary, 1001 Asbury Avenue, Ocean City, New Jersey 08226 or by leaving a message at (609) 399-0012. Other communications to the Board of Directors may be made in writing to the Chairman of the Nominating/Corporate Governance Committee at Ocean Shore Holding Co. c/o Corporate Secretary, 1001 Asbury Avenue, Ocean City, New Jersey 08226 or by leaving a message at (609) 399-0012. Communications to individual directors may be made to such director in writing at Ocean Shore Holding Company, c/o Corporate Secretary, 1001 Asbury Avenue, Ocean City, New Jersey 08226 or by leaving a message for such director at (609) 399-0012.

MISCELLANEOUS

The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Ocean Shore Holding common stock. In addition to soliciting proxies by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone without receiving additional compensation.

The Company’s Annual Report to Stockholders has been mailed to persons who were stockholders as of the close of business on March 26, 2014. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated in this proxy statement by reference.

A copy of the Company’s Annual Report on Form 10-K, without exhibits, for the year ended December 31, 2013, as filed with the Securities and Exchange Commission, will be furnished without charge to persons who were stockholders as of the close of business on March 26, 2014 upon written request to Kim M. Davidson, Corporate Secretary, Ocean Shore Holding Co., 1001 Asbury Avenue, Ocean City, New Jersey 08226.

If you and others who share your address own your shares in street name, your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in street name and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

OCEAN SHORE HOLDING CO.
IMPORTANT ANNUAL MEETING INFORMATION
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING.
THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT:
www.oshcproxy.com
ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Frederick G. Dalzell and Robert A Previti of Ocean Shore Holding Co., each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders, to be held on May 21, 2014, at 8:30 a.m., local time, at The Flander’s Hotel located at 719 East 11th Street, Ocean City, New Jersey and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:
Mark here if you no longer wish to receive paper annual meeting materials and instead view them online.
Mark here if you plan to attend the meeting.
Mark here for address change.
Comments:
FOLD HERE – PLEASE DO NOT DETACH – PLEASE ACT PROMPTLY
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE
X PLEASE MARK VOTES AS IN THIS EXAMPLE
For Withhold For All Except
1. The election as directors of all nominees listed (except as marked to the contrary below).
Christopher J. Ford
John L. Van Duyne, Jr.
Dorothy F. McCrosson, Esq.
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.
2. The ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Ocean Shore Holding Co. for the year ending December 31, 2014.
For Against Abstain
For Against Abstain
3. The approval of a non-binding resolution to approve the compensation of the named executive officers.
The Board of Directors Recommends that you vote “FOR” proposals 1, 2 and 3.
This proxy, properly signed and dated, is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted “FOR” each of proposals 1, 2 and 3. If any other business is presented at the annual meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting. This proxy also confers discretionary authority on the Board of Directors to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and matters incident to the conduct of the meeting.
The above signed acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders and of a Proxy Statement dated April 16, 2014 and of the Annual Report to Stockholders.
Please be sure to date and sign this proxy card in the box below.
Date
Sign above
Co-holder (if any) sign above
Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.
6754

OCEAN SHORE
HOLDING CO.
Dear ESOP Participant:
On behalf of the Board of Directors, I am forwarding to you the attached BLUE voting instruction card for the purpose of conveying your voting instructions to First Bankers Trust Services, Inc., (the “Trustee”) on the proposals presented at the Annual Meeting of Stockholders of Ocean Shore Holding Co. (the “Company”) on May 21, 2014. Also enclosed is a Notice and Proxy Statement for the Company’s Annual Meeting of Stockholders and a copy of the Company’s Annual Report to Stockholders.
As a participant in the Ocean City Home Bank Employee Stock Ownership Plan (the “ESOP”), you are entitled to instruct the Trustee how to vote the shares of Company common stock allocated to your account as of March 26, 2014, the record date for the Annual Meeting.
The Trustee will vote all allocated shares of Company common stock as directed by participants. The Trustee will vote unallocated shares of Common Stock held in the ESOP Trust and the shares for which timely instructions are not received in a manner calculated to most accurately reflect the instructions the Trustee receives from participants, subject to its fiduciary duties.
To direct the Trustee how to vote the shares of common stock allocated to your ESOP account, please complete and sign the enclosed BLUE voting instruction card and return it in the enclosed, postage-paid envelope no later than May 14, 2014. Your vote will not be revealed, directly or indirectly, to any employee or director of the Company or Ocean City Home Bank.
As an employee of Ocean City Home Bank, you will receive a separate voting instruction card for each plan in which you are a participant. Please vote all of the cards you receive.
Sincerely,
Steven E. Brady
Steven E. Brady
President and Chief Executive Officer

OCEAN CITY HOME BANK
EMPLOYEE STOCK OWNERSHIP PLAN
VOTING INSTRUCTION CARD
IMPORTANT ANNUAL MEETING INFORMATION
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING.
THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT:
www.oshcproxy.com
YOUR VOTING INSTRUCTIONS ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby instructs First Bankers Trust Services, Inc., as trustee of the Ocean City Home Bank Employee Stock Ownership Plan (“ESOP”) to vote all shares of Ocean Shore Holding Co. common stock allocated to the undersigned in the ESOP and to which the undersigned is entitled to instruct the Trustee to vote at the Annual Meeting of Stockholders and at any and all adjournments as follows:
Mark here if you no longer wish to receive paper annual meeting materials and instead view them online.
Mark here if you plan to attend the meeting.
Mark here for address change.
Comments:
FOLD HERE – PLEASE DO NOT DETACH – PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS VOTING INSTRUCTION CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE NO LATER THAN MAY 14, 2014.
X PLEASE MARK VOTES AS IN THIS EXAMPLE
For Withhold For All Except
1. The election as directors of all nominees listed (except as marked to the contrary below).
Christopher J. Ford
John L. Van Duyne, Jr.
Dorothy F. McCrosson, Esq.
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.
ESOP
2. The ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Ocean Shore Holding Co. for the year ending December 31, 2014.
For Against Abstain
For Against Abstain
3. The approval of a non-binding resolution to approve the compensation of the named executive officers.
The Board of Directors Recommends that you vote “FOR” proposals 1, 2 and 3.
The above signed acknowledges receipt from the Company prior to the execution of this voting instruction card of a Notice of Annual Meeting of Stockholders and of a Proxy Statement dated April 16, 2014 and of the Annual Report to Stockholders.
Please be sure to date and sign this voting instruction card in the box below.
Date
Sign above
Co-holder (if any) sign above
7492

OCEAN SHORE
HOLDING CO.
Dear 401(k) Plan Participant:
On behalf of the Board of Directors, I am forwarding to you the attached GREEN voting instruction card for the purpose of conveying your voting instructions to Prudential Trust Company, the Trustee for the Ocean Shore Holding Co. Stock Fund (the “Employer Stock Fund”) of the Ocean City Home Bank Savings and Investment Plan (the “401(k) Plan”), on the proposals presented at the Annual Meeting of Stockholders of Ocean Shore Holding Co. (the “Company”) on May 21, 2014. Also enclosed is a Notice and Proxy Statement for the Company’s Annual Meeting of Stockholders and a copy of the Company’s Annual Report to Stockholders.
As a participant in the Employer Stock Fund, you are entitled to direct the Trustee how to vote the shares of Company common stock credited to your account as of March 26, 2014, the record date for the Annual Meeting. To direct the Trustee how to vote the shares credited to your account, please complete and sign the enclosed GREEN voting instruction card and return it in the enclosed, postage-paid envelope no later than May 14, 2014. Your vote will not be revealed, directly or indirectly, to any employee or director of the Company or Ocean City Home Bank.
As an employee of Ocean City Home Bank, you will receive a separate voting instruction card for each plan in which you are a participant. Please vote all of the cards you receive.
Sincerely,
Steven E. Brady
Steven E. Brady
President and Chief Executive Officer

OCEAN CITY HOME BANK
SAVINGS AND INVESTMENT PLAN
VOTING INSTRUCTION CARD
IMPORTANT ANNUAL MEETING INFORMATION
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING.
THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT:
www.oshcproxy.com
YOUR VOTING INSTRUCTIONS ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby instructs Prudential Trust Company, as trustee of the Ocean City Home Bank Savings and Investment Plan (“401(K) Plan”), to vote all shares of Ocean Shore Holding Co. common stock credited to the undersigned in the 401(K) Plan and to which the undersigned is entitled to instruct the Trustee to vote at the Annual Meeting of Stockholders and at any and all adjournments as follows:
Mark here if you no longer wish to receive paper annual meeting materials and instead view them online. Mark here if you plan to attend the meeting.
Mark here for address change.
Comments:
FOLD HERE – PLEASE DO NOT DETACH – PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS VOTING INSTRUCTION CARD IN
THE ENCLOSED POSTAGE-PAID ENVELOPE NO LATER THAN MAY 14, 2014.
X
PLEASE MARK VOTES AS IN THIS EXAMPLE
For Withhold For All Except
1. The election as directors of all nominees listed (except as marked to the contrary below).
Christopher J. Ford
John L Van Duyne, Jr.
Dorothy F. McCrosson, Esq.
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.
401(k) plan
2. The ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Ocean Shore Holding Co. for the year ending December 31, 2014.
For Against Abstain For Against Abstain
3. The approval of a non-binding resolution to approve the compensation of the named executive officers.
The Board of Directors Recommends that you vote “FOR” proposals 1, 2 and 3.
The above signed acknowledges receipt from the Company prior to the execution of this voting instruction card of a Notice of Annual Meeting of Stockholders and of a Proxy Statement dated April 16, 2014 and of the Annual Report to Stockholders.
Please be sure to date and sign this voting instruction card in the box below.
Date Sign above
Co-holder (if any) sign above
7493

OCEAN SHORE
HOLDING CO.
Dear Stock Award Recipient:
On behalf of the Board of Directors, I am forwarding to you the attached YELLOW voting instruction card for the purpose of conveying your voting instructions to First Bankers Trust Services, Inc. (the “Trustee”), on the proposals presented at the Annual Meeting of Stockholders of Ocean Shore Holding Co. (the “Company”) on May 21, 2014. Also enclosed is a Notice and Proxy Statement for the Company’s Annual Meeting of Stockholders and a copy of the Company’s Annual Report to Stockholders.
You are entitled to vote all unvested shares of restricted Company common stock awarded to you under the 2010 Equity Incentive Plan (“Incentive Plan”) that are unvested as of March 26, 2014, the record date for the Annual Meeting. To direct the Trustee how to vote these shares of Company common stock held in the Incentive Plan Trust, please complete and sign the enclosed YELLOW voting instruction card and return it in the enclosed, postage-paid envelope no later than May 14, 2014. Your vote will not be revealed, directly or indirectly, to any employee or director of the Company or Ocean City Home Bank.
As an employee of Ocean City Home Bank, you will receive a separate voting instruction card for each plan in which you are a participant. Please vote all of the cards you receive.
Sincerely,
Steven E. Brady
Steven E. Brady
President and Chief Executive Officer

OCEAN CITY HOME BANK
2010 EQUITY INCENTIVE PLAN
VOTING INSTRUCTION CARD
IMPORTANT ANNUAL MEETING INFORMATION
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING.
THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT:
www.oshcproxy.com
YOUR VOTING INSTRUCTIONS ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby instructs First Bankers Trust Services, Inc., as the holder of record and trustee of all shares of Ocean Shore Holding Co. common stock held in the 2010 Equity Incentive Plan Trust to vote all unvested shares of Ocean Shore Holding Co. common stock awarded to the undersigned under the Incentive Plan that are unvested and to which the undersigned is entitled to vote at the Annual Meeting of Stockholders and at any and all adjournments as follows:
Mark here if you no longer wish to receive paper annual meeting materials and instead view them online. Mark here if you plan to attend the meeting.
Mark here for address change.
Comments:
FOLD HERE – PLEASE DO NOT DETACH – PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS VOTING INSTRUCTION CARD IN
THE ENCLOSED POSTAGE-PAID ENVELOPE NO LATER THAN MAY 14, 2014.
X
PLEASE MARK VOTES AS IN THIS EXAMPLE
For Withhold For All Except
1. The election as directors of all nominees listed (except as marked to the contrary below).
Christopher J. Ford
John L. Van Duyne, Jr.
Dorothy F. McCrosson, Esq.
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.
2010 EQUITY
2. The ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Ocean Shore Holding Co. for the year ending December 31, 2014.
For Against Abstain For Against Abstain
3. The approval of a non-binding resolution to approve the compensation of the named executive officers.
The Board of Directors Recommends that you vote “FOR” proposals 1, 2 and 3.
The above signed acknowledges receipt from the Company prior to the execution of this voting instruction card of a Notice of Annual Meeting of Stockholders and of a Proxy Statement dated April 16, 2014 and of the Annual Report to Stockholders.
Please be sure to date and sign this voting instruction card in the box below.
Date Sign above Co-holder (if any) sign above
7575